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                               Exhibit 11
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            Computation of Net Earnings Per Common Share


                                                Three Months Ended
                                                     March 31,
                                            --------------------------
                                               1999            1998
                                            ----------      ----------
EARNINGS
--------

Net Earnings                                $2,498,458      $2,439,917
                                            ==========      ==========
SHARES
------

Weighted Average Number of
 Common Shares Outstanding (See Note)        5,888,825       4,835,884

Additional Shares Assuming
  Conversion of Stock Options                   81,461         206,109
                                            ----------      ----------

Weighted Average Common Shares
  Outstanding and Equivalents                5,970,286       5,041,993
                                            ==========      ==========

Basic Net Earnings Per Share                $      .42      $      .50
                                            ==========      ==========

Diluted Net Earnings Per Share              $      .42      $      .48
                                            ==========      ==========

Note: All activity during the year has been adjusted for the number of days in the year that the shares were outstanding.
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